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                                                                    EXHIBIT 99.1

           BRIGHTPOINT COMPLETES SALE OF OPERATIONS IN THE MIDDLE EAST


INDIANAPOLIS, August 30, 2002 (BUSINESS WIRE) -- Brightpoint, Inc. (NASDAQ:
CELL) announced today that it and certain of its subsidiaries have completed the sale of their respective interests in Brightpoint Middle East FZE and its subsidiary Fono Distribution Services LLC (collectively, "Brightpoint Middle East") and Brightpoint Jordan Limited ("Brightpoint Jordan") to Persequor Limited ("Persequor"), an entity in which Jac Currie, the former Managing Director of Brightpoint's operations in the Middle East, and certain members of his management team have significant ownership and control. Pursuant to the transaction, Brightpoint received two subordinated promissory notes from Persequor with face values totaling approximately US$4.2 million that mature in 2004 and 2006. In addition, under the Sale and Purchase Agreement, the Company may receive additional proceeds, which are contingent upon collection of accounts receivable from a certain customer. The Company expects to record a loss in the range of US$1.75 million to US$2.25 million relating to the disposition of the Middle East operations and the results of operations sold will be classified as a part of discontinued operations in its consolidated statements of operations.

Concurrent with the completion of this transaction, US$5 million of cash, which was pledged by Brightpoint Holdings B.V. to support letters of credit utilized by the Middle East operations, has been released and is now unrestricted. In addition, Brightpoint and Persequor entered into an agreement whereby Brightpoint will pay Persequor management fees for providing management services relating to certain of the Company's customers.

Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective third party solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, Brightpoint's most recent Form 10-K, Form 10-Q and Exhibits 99, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, the ability of Persequor to repay the subordinated promissory notes in full on their maturity dates; the ability of the Company to receive repayment of the promissory notes or the contingent consideration described above, if any; the tax implications on repatriation of the released funds to the United States; business conditions in the Middle East and Africa markets, including currency, economic and political risks of operating in the Middle East and Africa markets and financial risk management. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

CONTACT:    Brightpoint, Inc.
            Frank Terence, 317/805-4100